Exhibit 99.3

CONSENT

I, Seifollah Ghasemi, hereby consent to being named in this joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Entegris, Inc. (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of January 27, 2019, by and between Entegris Inc. and Versum Materials, Inc., as a person who will become a director of Entegris, Inc. and to the filing of this consent as an exhibit to the Registration Statement.

Date: February 27, 2019

/s/ Seifollah Ghasemi
Name: Seifollah Ghasemi